EXHIBIT 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2006
- Q3 Radio Net Revenues increase 3% year-over-year -
COCONUT GROVE, FLORIDA, November 7, 2006 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and nine-month periods ended September 30, 2006.
Results and Discussions
For the three-months ended September 30, 2006, Consolidated Net Revenue totaled $45.9 million compared to $43.0 million for the same prior year period, resulting in growth of 7%. Radio net revenue totaled $44.6 million compared to $43.0 million for the same prior year period, resulting in growth of 3%, primarily from local and barter revenues, offset by a decrease in national sales. This radio net revenue growth was primarily in our San Francisco and Los Angeles markets. In addition, our new television segment, “MEGA TV”, which debuted on March 1, 2006, generated net revenue of $1.3 million, primarily from local revenues.
For the three-months ended September 30, 2006, Operating Income totaled $11.2 million compared to $15.1 million for the same prior year period, resulting in a decrease of 26%. Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $12.1 million compared to $15.9 million for the same prior year period, resulting in a decrease of 24%. Excluding our television segment’s operating losses of $4.5 million and $0.9 million for the current and prior period, respectively, and SFAS No. 123(R) non-cash stock option expense of $0.5 million, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $17.1 million compared to $16.8 million for the same prior year period, resulting in an increase of 2%. The increase was primarily attributed to the increase in our radio net revenue. Same Station Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $12.7 million compared to $15.6 million for the same prior year period, resulting in a decrease of 19%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the three-months ended September 30, 2006, Income before Income Taxes and Discontinued Operations totaled $6.4 million compared to a loss of $(22.4) million for the same prior year period. The increase resulted mainly from the decrease in Interest Expense, net, of $3.2 million due to our 2005 long-term debt refinancing and the repayment of our $100.0 million second lien credit facility in 2006, as well as the Loss on Early Extinguishment of Debt of $29.4 million, which occurred in the prior year.
For the nine-months ended September 30, 2006, Net Revenue totaled $132.5 million compared to $123.0 million for the same prior year period, resulting in growth of 8%. Radio net revenue totaled $129.3 million compared to $123.0 million for the same prior year period, resulting in growth of 5%, primarily from local revenue. This radio net revenue growth was primarily in our San Francisco, Puerto Rico and Los Angeles markets, offset by a decrease in our Chicago market. Our new television segment, “MEGA TV”, which debuted on March 1, 2006, generated start-up net revenue of $3.2 million, primarily from local revenues.
For the nine-months ended September 30, 2006, Operating Income totaled $78.3 million compared to $37.4 million for the same prior year period, resulting in an increase of 110%. Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $30.3 million compared to $39.9 million for the

Spanish Broadcasting System, Inc.	Page 2
same prior year period, resulting in a decrease of 24%. Excluding our television segment’s operating losses of $14.8 million and $0.9 million for the current and prior period, respectively, and SFAS No. 123(R) non-cash stock option expense of $1.5 million, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $46.7 million compared to $40.8 million for the same prior year period, resulting in an increase of 14%. The increase was primarily attributed to the increase in our radio net revenue. Same Station Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $42.3 million compared to $38.9 million for the same prior year period, resulting in an increase of 9%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the nine-months ended September 30, 2006, Income before Income Taxes and Discontinued Operations totaled $60.1 million compared to a loss of $(22.3) million for the same prior year period. The increase resulted mainly from the Gain on the Sale of Assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM and a decrease in Interest Expense, net, of $13.6 million due to our 2005 long-term debt refinancing and the repayment of our $100.0 million second lien credit facility in 2006, as well as the Loss on Early Extinguishment of Debt that occurred in 2005.
“We continue to capitalize on the strength of our top-ranked Hispanic content and the prime positioning of our diversified media assets to strengthen our value proposition in a transitioning media environment,” commented Raúl Alarcón, Jr., Chairman and CEO. “Once again, our radio division posted revenue growth ahead of the industry, reflecting our consistently strong ratings in the nation’s top markets and our focus on monetizing our audience shares. In addition, our TV and Internet assets continued to gain traction with consumers and advertisers. While the fourth quarter trends are soft, we believe the steps we are taking to expand our connection with the audiences we serve through our multi-media portfolio will strengthen our competitive profile and improve our long-term growth potential. As the Hispanic population continues to grow and advertisers increasingly take notice, we remain very well-positioned to benefit over the long-term.”
Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Net Revenue to Same Station Net Revenue and also reconciles Operating Income to Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Operating Income before Deprecation and Amortization and Gain on the Sale of Assets, net.

Spanish Broadcasting System, Inc.	Page 3
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in thousands)	Three Months Ended September 30,		%
	2006	2005	Change
Radio Net Revenue	$44,552	43,047	3%
TV Net Revenue	1,339	—

Consolidated Net Revenue	$45,891	43,047	7%
less: Non Same Station Net Revenue (1)	(74)	(610)

Same Station Net Revenue (1)	$45,817	42,437	8%

Operating Income	$11,174	15,051	-26%
add back: Depreciation & Amortization	968	867
add back: Gain on the Sale of Assets, net	6	—

Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net	$12,148	15,918	-24%
add back: Non-cash stock option expense (2)	462	—
add back: New TV Segment Loss (2)	4,511	904

Adjusted Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net, (2)	$17,121	16,822	2%

Operating Income	$11,174	15,051	-26%
add back: Depreciation & Amortization	968	867
add back: Gain on the Sale of Assets, net	6	—
add back: Non-cash stock option expense	462	—
add back: Non Same Station Operating Results (1)	56	(358)

Same Station Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net (1)	$12,666	15,560	-19%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in thousands)	Nine Months Ended September 30,		%
	2006	2005	Change
Radio Net Revenue	$129,339	122,961	5%
TV Net Revenue	3,168	—

Consolidated Net Revenue	$132,507	122,961	8%
less: Non Same Station Net Revenue (1)	(2,159)	(1,807)

Same Station Net Revenue (1)	$130,348	121,154	8%

Operating Income	$78,331	37,384	110%
add back: Depreciation & Amortization	2,800	2,521
add back: Gain on the Sale of Assets, net	(50,787)	—

Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net	$30,344	39,905	-24%
add back: Non-cash stock option expense (2)	1,542	—
add back: New TV Segment Loss (2)	14,782	904

Adjusted Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net, (2)	$46,668	40,809	14%

Operating Income	$78,331	37,384	110%
add back: Depreciation & Amortization	2,800	2,521
add back: Gain on the Sale of Assets, net	(50,787)	—
add back: Non-cash stock option expense	1,542	—
add back: Non Same Station Operating Results (1)	10,424	(966)

Same Station Operating Income before Depreciation & Amortization and Gain on the Sale of Assets, net (1)	$42,310	38,939	9%

Spanish Broadcasting System, Inc.	Page 4
(1)	Same Station Results reflect stations operated during the same periods on a comparable monthly basis. The following stations were excluded fully or partially from the results for the three- and nine-months ended September 30, 2006 and 2005: Los Angeles- KZAB-FM and KZBA-FM (Disposed), Chicago- WDEK-FM, WKIE-FM and WKIF-FM (Disposed) and Miami TV station- WSBS-TV (Acquired). In addition, same station results exclude LaMusica.com Internet results, depreciation and amortization, gain on the sale of assets, net, and non-cash stock option expense related to SFAS No. 123(R).
(2)	For greater comparability of our operating performance, our third quarter guidance excluded anticipated start-up losses related to the new television segment of $5.0 to $6.0 million and non-cash stock option expense related to SFAS No. 123(R). Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, excludes start-up expenses related to the new television segment and non-cash stock option expense related to SFAS No. 123(R), which provides a basis for comparability on our operating performance for the three- and nine-months ended September 30, 2006.
Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Results are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. In addition, we believe Same Station Results provide a useful measure of performance because they present Operating Income, excluding the impact of any acquisitions or dispositions completed during the relevant periods, allowing us to measure only the performance of stations we owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.
Impact of the Adoption of SFAS No. 123(R) “Share-Based Payment”
We adopted SFAS No. 123(R) using the modified pros3pective transition method beginning January 1, 2006. SFAS No. 123(R) requires that stock-based compensation expense be recognized on awards that are ultimately expected to vest, as such, stock-based compensation for the three- and nine-month periods ended September 30, 2006 has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of actual option forfeitures. The impact on our results of operations of recording stock-based compensation for the three- and nine-month periods ended September 30, 2006 was as follows (in thousands):

	Three-Months Ended	Nine-Months Ended
(in thousands)	September 30, 2006	September 30, 2006
Engineering and programming expenses	$178	533
Selling, general and administrative expenses	92	266
Corporate expenses	192	743

Total	$462	1,542

Fourth Quarter 2006 Outlook
To be more consistent with standard industry practice, beginning this quarter and going forward, our quarterly guidance will include an estimated range of the following: radio net revenue growth, television operating results before depreciation and amortization, and capital expenditures.
For the fourth quarter ending December 31, 2006, we expect our radio net revenue to decrease in the low-to-mid single digit range over the comparable prior year period. Our fourth quarter radio net revenue guidance takes into consideration lower promotional events revenue, which was in excess of $2.0 million in the comparable prior year period, and softness in our national revenue. Also, we expect our televison segment in the fourth quarter to generate operating losses before depreciation and amortization of approximately $5.0 to $6.0 million. Our total fourth quarter capital expenditures are projected to be in the range of $3.0 to $4.0 million.

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Third Quarter 2006 Conference Call
We will host a conference call to discuss our third quarter 2006 financial results on Tuesday, November 7, 2006 at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-935-8753 ten minutes prior to the start time. There will also be a live webcast of the conference call on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml.
If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, November 14, 2006, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 7985266. A seven day replay of the webcast will also be available on the Company’s Web site.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market, and occasionally produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and nine-month periods ended September 30, 2006 and 2005.

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
Amounts in thousands (except per share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenue	$45,891	43,047	$132,507	122,961
Station operating expenses (1)	30,618	23,975	91,849	72,468
Corporate expenses (1)	3,125	3,154	10,314	10,588
Depreciation and amortization	968	867	2,800	2,521
Loss (gain) on the sale of assets, net of disposal costs	6	—	(50,787)	—

Operating income	11,174	15,051	78,331	37,384
Interest expense, net	(4,840)	(8,021)	(15,195)	(28,837)
Loss on early extinguishment of debt	—	(29,443)	(2,997)	(32,597)
Other income (expense), net	16	(8)	(7)	1,792

Income (loss) before income taxes and discontinued operations	$6,350	(22,421)	$60,132	(22,258)
Income tax expense	5,507	10,618	3,317	10,618

Income (loss) before discontinued operations	843	(33,039)	56,815	(32,876)
Income from discontinued operations, net of tax	—	3	—	—

Net income (loss)	$843	(33,036)	$56,815	(32,876)

Dividends on Series B preferred stock	(2,417)	(2,406)	(7,251)	(7,031)

Net (loss) income applicable to common stockholders	$(1,574)	(35,442)	$49,564	(39,907)

Basic and diluted income (loss) per common share:
Net (loss) income per common share before discontinued operations:
Basic and Diluted	$(0.02)	(0.49)	$0.68	(0.55)

Net income per common share for discontinued operations:
Basic and Diluted	$—	—	$—	—

Net (loss) income per common share:

Basic and Diluted	$(0.02)	(0.49)	$0.68	(0.55)

Weighted average common shares outstanding:
Basic	72,381	72,381	72,381	72,381

Diluted	72,381	72,381	72,386	72,381

Supplemental information:
(1) Stock-based compensation expenses:
Station operating expenses	$270	—	$799	—
Corporate expenses	192	—	743	—

Total stock-based compensation expenses	$462	—	$1,542	—

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Segment Data
Due to the commencement of our television operation, we began reporting two operating segments (radio and television). The following summary table presents separate financial data for each of our operating segments. We began evaluating the performance of our operating segments based on separate financial data for each operating segment as provided below (in thousands).

	Three-Months Ended				Nine-Months Ended
	September 30,		Change		September 30,		Change
	2006	2005	$	%	2006	2005	$	%
	(In thousands)				(In thousands)
Net revenue:
Radio	$44,552	43,047	1,505	3%	$129,339	122,961	6,378	5%
Television	1,339	—	1,339	100%	3,168	—	3,168	100%

Consolidated	$45,891	43,047	2,844	7%	$132,507	122,961	9,546	8%

Operating income (loss) before depreciation and amortization and gain on sales of assets, net:
Radio	$19,801	19,976	(175)	-1%	$55,490	51,397	4,093	8%
Television	(4,528)	(904)	(3,624)	401%	(14,832)	(904)	(13,928)	1541%
Corporate	(3,125)	(3,154)	29	-1%	(10,314)	(10,588)	274	-3%

Consolidated	$12,148	15,918	(3,770)	-24%	$30,344	39,905	(9,561)	-24%

Depreciation and amortization:
Radio	$643	621	22	4%	$1,866	1,758	108	6%
Television	76	1	75	7500%	206	1	205	20500%
Corporate	249	245	4	2%	728	762	(34)	-4%

Consolidated	$968	867	101	12%	$2,800	2,521	279	11%

Operating income (loss):
Radio	$19,152	19,355	(203)	-1%	$104,411	49,639	54,772	110%
Television	(4,604)	(905)	(3,699)	409%	(15,038)	(905)	(14,133)	1562%
Corporate	(3,374)	(3,399)	25	-1%	(11,042)	(11,350)	308	-3%

Consolidated	$11,174	15,051	(3,877)	-26%	$78,331	37,384	40,947	110%

Capital expenditures:
Radio	$2,116	500	1,616	323%	$3,639	2,015	1,624	81%
Television	101	49	52	106%	2,542	49	2,493	5088%
Corporate	148	54	94	174%	489	526	(37)	-7%

Consolidated	$2,365	603	1,762	292%	$6,670	2,590	4,080	158%

	September 30,	December 31,
	2006	2005
Total Assets:
Radio	$882,154	1,010,020
Television	47,470	3,197

Consolidated	$929,624	1,013,217

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Selected Unaudited Balance Sheet Information and Other Data:

As of September 30,
Amounts in thousands	2006
Cash and cash equivalents	$66,788

Total assets	$929,624

Senior credit facilities term loan due 2012	$320,125
Non-interest bearing note due 2009, net	15,478
Other debt	511

Total debt	$336,114

Series B preferred stock	$89,932

Total stockholders’ equity	$326,840

Total capitalization	$752,886

	Nine-Months Ended September 30,
Amounts in thousands	2006	2005
Capital expenditures	$6,670	2,590

Cash paid for income taxes, net	$313	1,613